Exhibit 99.1

TOREADOR PROVIDES UPDATE ON TURKISH ASSET SALE AND SETTLEMENT OF CLAIMS RELATING TO 2005 BLACK SEA INCIDENTS

DALLAS, TEXAS – (December 3, 2008) – Toreador Resources Corporation (NASDAQ: TRGL) (the “Company”) today updated the time table for the estimated closing of its previously announced sale of a portion of its South Akcakoca Sub-Basin (“SASB”) project.

In late November and early December Toreador met with the Turkish Petroleum Authority and the Minister of Energy to discuss the status of the Turkish government approvals required for the sale of its 26.75% interest in its SASB to Petrol Ofisi AS. Toreador, based on prior discussions with these authorities, believed that the requisite approvals would be obtained and that the closing of the sale would take place in late November. During the course of the latest discussions, Toreador learned that the approvals are still in process and should be forthcoming prior to the end of the year. Consequently, Toreador management currently believes that the sale transaction should close around year-end.

Settlement of claims relating to 2005 Black Sea incident

Following mediation in London, Toreador and its partners in the SASB have arrived at a full settlement of all claims related to an incident which occurred during the Phase I development of the SASB in October, 2005. The settlement’s net proceeds to Toreador of $4.3 million have been added to cash.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Turkey, Romania and Hungary. More information about Toreador may be found at the company's web site, www.toreador.net.

Safe-Harbor Statement – Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Toreador Updates Turkish Asset Sale and Settlement of Claims, December 3, 2008	Page 2 of 2

Toreador intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause Toreador’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, whether the transaction to sell a 26.75% interest in the Sough Akcakoca Sub-basin is completed on the terms contemplated. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:

Stewart P. Yee, VP Investor Relations

Toreador Resources

214-559-3933 or 800-966-2141

syee@toreador.net